Exhibit 99.1

O-I Appoints Peter Hellman to Board of Directors

PERRYSBURG, Ohio, March 23, 2007 — Owens-Illinois, Inc., (NYSE: OI) today announced that Peter S. Hellman has been appointed to serve on the Company’s board of directors effective March 23. He will also serve on the audit committee.

Mr. Hellman serves as president, chief financial and administrative officer for Nordson Corporation, the world’s leading manufacturer of precision dispensing and technology-based equipment for companies that apply sealants, adhesives and coatings in their manufacturing processes. He also is a member of the board of directors for Nordson.

Prior to joining Nordson in 2000, Mr. Hellman spent 20 years in senior operating and financial management positions in the high technology, manufacturing and petroleum industries. Prior to joining Nordson, he served as president and chief operating officer of TRW Inc., a $12 billion company with operations in automotive, aerospace and information businesses.  Currently, he serves on the board of directors of QWEST Communications International Inc. and Baxter International Inc.

Mr. Hellman holds a bachelor’s degree in economics from Hobart College, Geneva, N.Y., and a master’s degree in business administration from Case Western Reserve University in Cleveland, Ohio.

“Peter’s global experiences as well as his broad financial and operational experiences across an array of industries will be a great addition to the Board,” said Al Stroucken, O-I Chairman and CEO.

About O-I

Millions of times a day, O-I glass containers, healthcare packaging and specialty closure systems deliver many of the world’s best-known consumer products to people all around the world.  With leading positions in Europe, North America, Asia Pacific and Latin America, O-I provides consumer-preferred products that enable superior taste, purity, visual appeal and value benefits for our customers’ products.  Established in 1903, the company employs more than 28,000 people and has 100 manufacturing facilities in 23 countries.  In 2006, annual sales were $7.4 billion.  For more information, visit http://www.o-i.com.

Contact: O-I, Kelley Yoder, +1 567-336-1388.

Copies of O-I news releases are available at the O-I Web site at

 http://www.o-i.com; or at http://www.prnewswire.com.